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                                                                Exhibit 99.1

[Libbey, Inc. logo]                             LIBBEY INC.
                                                300 MADISON AVE
                                                P.O. BOX 10060
                                                TOLEDO, OH 43699



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N     E     W     S          R     E     L     E     A     S     E


AT THE COMPANY:                         AT FRB | WEBER SHANDWICK:
KENNETH WILKES    KENNETH BOERGER       SUZY LYNDE
VP/CFO            VP/TREASURER          ANALYST INQUIRIES
(419) 325-2490    (419) 325-2279        (312) 640-6772


FOR IMMEDIATE RELEASE
FRIDAY, JANUARY 10, 2003


              LIBBEY INC. ANNOUNCES 33% INCREASE IN DIVIDEND AMOUNT


TOLEDO, OHIO, JANUARY 10, 2003--LIBBEY INC. (NYSE: LBY) announced today that it will increase its regular quarterly dividend from 7.5 cents per share to 10 cents per share in 2003. This 33.3 percent increase will take the annual dividend from 30 cents per share to 40 cents per share, resulting in an annual dividend yield of 1.5% based on the closing price on January 9, 2003. Today the Board of Directors declared a quarterly cash dividend of 10 cents per share to be paid on March 4, 2003, to shareholders of record as of February 11, 2003. As of January 9, 2003, Libbey had 14,631,277 shares outstanding.

The company also announced that it would expect to begin a pattern of regular increases in dividends. However, the declaration of future dividends is within the discretion of the Board of Directors of the company and will depend upon, among other things, business conditions, earnings and the financial condition of the company.

The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best assessment at this time, and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major


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Libbey, Inc.
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slowdowns in the retail, travel or entertainment industries in the United
States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the company's borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expenses associated with higher medical costs, reduced pension income associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's operations or within the intended time periods; whether the company completes any significant acquisition, and whether such acquisitions can operate profitably.

Libbey Inc.:

o is a leading producer of glass tableware in North America;

o is a leading producer of tabletop products for the foodservice industry;

o exports to more than 75 countries; and,

o provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in the United States in California, Louisiana, and Ohio and in The Netherlands. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry, including: ware washing racks, trays, dispensers, bar supply, tabletop, food preparation items and brushes. In 2001, Libbey Inc.'s net sales totaled $419.6 million.



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